Exhibit 5.1

February 28, 2012

Dendreon Corporation

1301 2nd Avenue, Suite 3200

Seattle, Washington 98101

RE:	REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have acted as counsel to Dendreon Corporation, a Delaware corporation (the “Company” or “you”) and have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 3,000,000 shares of Dendreon Corporation Common Stock, par value $0.001 per share (the “Shares”) reserved for issuance under the Dendreon Corporation 2012 Equity Incentive Inducement Award Plan (the “Plan”) and the related preferred stock purchase rights (together with the Shares, the “Securities”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Securities to be issued under the Plan.

It is our opinion that the Securities, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation